SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2007

M&F BANCORP, INC.

(Exact Name of Registrant as specified in its charter)

North Carolina	000-27307	56-1980549
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2634 Durham-Chapel Hill Boulevard, Durham, North Carolina 27707

(Address of principal executive offices)

Registrant’s telephone number, including area code (919) 683-1521

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

Page
Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers	3

Signatures	4

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ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; APPOINTMENT OF PRINCIPAL OFFICERS.

On September 17, 2007, Jonathan Sears Woodall, Chief Financial Officer and Senior Vice President of M&F Bancorp, Inc. (the “Company”) and its wholly owned bank subsidiary, Mechanics & Farmers Bank (the “Bank”) gave the Company and the Bank notice of his decision to resign from his positions with the Company and the Bank, effective as of the close of business on October 19, 2007. The Company intends to conduct a national search for the position of Chief Financial Officer. It is anticipated that Mr. Woodall will provide transitional consulting services to the Bank and the Company minimally through December 31, 2007, on terms to be agreed between the parties.

On September 18, 2007, Allan E. Sturges was promoted to the position of Bank Vice President and Chief Accounting Officer. Effective October 20, 2007, Mr. Sturges will replace Mr. Woodall as the Company’s principal accounting officer.

Mr. Sturges held the position of Vice President and Comptroller of the Bank from April 2004 through September 18, 2007. Mr. Sturges previously served the Company and the Bank as Acting Chief Financial Officer, from March 2005 through April 2006. Prior to his employment with the Company and the Bank, he was Chief Financial Officer of Consolidated Bank & Trust Company, Richmond, Virginia.

Mr. Sturges is 59 years old and has no familial relationships with any executive officer or director of the Company. Other than his employment with the Company and the Bank, since January 1, 2006, the beginning of the Company’s last fiscal year, there have been no transactions, nor are there any currently proposed transactions, in which the Company has or is to be a participant and the amount involved exceeds $120,000 and in which he had or will have a direct or indirect material interest.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2007

M&F BANCORP, INC.

By:	/s/ Kim D. Saunders
Kim D. Saunders
Chief Executive Officer and President

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